Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements pertaining to the Rexnord Corporation 2006 Stock Option Plan (Form S-8 No. 333-180434) and the Rexnord Corporation 2012 Performance Incentive Plan (Form S-8 No. 333-180450) of our report dated May 9, 2012, with respect to the consolidated financial statements and schedule of Rexnord Corporation, included in this Annual Report (Form 10-K) for the year ended March 31, 2012.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
May 9, 2012